Exhibit 21.1

Mattress Firm Group, Inc. Subsidiary List

Entity	State of Incorporation Formation
Stripes US Holding, Inc.	Delaware
Mattress Firm Holding Corp.	Delaware
Mattress Holdco, Inc.	Delaware
Mattress Holding Corp.	Delaware
Mattress Firm, Inc.	Delaware
CCP IV Holdings, LLC	Delaware
CXV Holdings, LLC	Delaware
CCP IV SBS Holdings, LLC	Delaware
HMK Mattress Holdings, LLC	Delaware
Mattress Firm, Inc.	Delaware
Mattress Giant Corporation	Texas
Maggie’s Enterprises, LLC	Virginia
Custom Fundraising Solutions LLC	Ohio
Mattress Firm - Arizona, LLC	Arizona
The Mattress Venture, LLC	Texas
American Internet Sales, LLC	Delaware
The Sleep Train, Inc.	California.
ST San Diego, LLC	California
Sleep Country USA, LLC	Delaware
HMK Mattress Holdings LLC	Delaware
HMK Intermediate Holdings, LLC	Delaware
Acker Realty Holdings, LLC	New York
Sleepy’s, LLC	Delaware
Dial Operations, LLC	New York
SINT, LLC	Delaware
MD Acquisition LLC	Delaware
South Oyster Bay Realty, LLC	New York
1800mattress.com IP, LLC	New York
1800mattress.com, LLC	New York
Mattress Discounters Operations LLC	Delaware
Mattress Discounters Group LLC	Virginia
Mattress Discounters IP LLC	Delaware
45 South York Associates LLC	Pennsylvania
669 Sunrise Realty, LLC	New York
Aramingo Avenue Associates, LLC	Pennsylvania
Bethlehem Pike Realty, LLC	Pennsylvania
Craftsman Realty, LLC	Connecticut
Robbinsville 7A Warehouse Group, LLC	New Jersey
Viewmont Drive Realty, LLC	Pennsylvania
Whitehall Management Partners, LLC	Pennsylvania
Maple Shade Partners, LLC	New Jersey
Hazlet Partners, LLC	New Jersey
Scranton Avenue Associates, LLC	New York
Route 352 Management Partners, LLC	Pennsylvania
1520 Sunrise Highway, LLC	New York